Exhibit 3.1

PALO ALTO NETWORKS, INC.

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION

Palo Alto Networks, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1. The name of the Corporation is Palo Alto Networks, Inc.

2. The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was February 28, 2005.

3. Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Restated Certificate of Incorporation (this “Certificate of Amendment”) amends the provisions of the Corporation’s Restated Certificate of Incorporation.

4. The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with the provisions of Section 242 of the DGCL.

5. Article IV, Section 4.1 of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is 2,100,000,000 shares, consisting of 2,000,000,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.0001 per share (the “Preferred Stock”). Upon the effectiveness of the Certificate of Amendment of the Restated Certificate of Incorporation adding this sentence (the “Split Effective Time”), each one share of Common Stock issued and outstanding as of immediately prior to the Split Effective Time shall automatically be subdivided and reclassified into two shares of validly issued, fully-paid and nonassessable Common Stock, without any further action on the part of the Corporation or the holder thereof (the “Stock Split”). Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall, until such certificate is surrendered to the Corporation for cancellation or exchange, thereafter automatically represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been subdivided and reclassified pursuant to the Stock Split.”

6. This Certificate of Amendment shall become effective as of 4:01 p.m. Eastern Standard Time on December 12, 2024.

IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this twelfth day of December, 2024.

By:	/s/ Nikesh Arora
Name: Nikesh Arora
Title: Chief Executive Officer